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23.2.    CONSENT OF GREENE & WALLACE, INC.

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation of our report, dated February 6, 1998, with respect to the financial statements of PH Group, Inc. for the year ended December 31, 1997, included in this Form 10-KSB, in the previously filed Registration Statements of PH Group, Inc. on Form S-8 No. 333-45717 and 333-46617.

Greene & Wallace, Inc.
March 29, 1999